                                                            EXHIBIT (23)(j)(11)

[GRAPHIC SCHWABE, WILLIAMSON & WYATT, P.C.
APPEARS  ATTORNEYS AT LAW
HERE]    PACWEST CENTER, SUITES1600-1900 . 1211 SOUTHWEST FIFTH AVENUE . PORTLAND, OREGON 97204-3795
         TELEPHONE: 503.222.9981 . FAX: 503.796.2900 . www.schwabe.com

                                January 4, 2006

Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, NY 10017

    Re:Oregon Municipal Series

Ladies and Gentlemen:

   We have acted as Oregon counsel to Seligman Municipal Fund Series, Inc. (the "Series"), and you have requested our opinion regarding the State of Oregon personal income tax consequences to holders of the Common Stock of the Oregon Municipal Series Fund (the "Oregon Fund").

   The Series, a Maryland corporation, is a nondiversified, open-end management investment company authorized by its Articles of Incorporation and articles supplementary thereto to issue multiple classes of Common Stock, one of which is the Oregon Fund. The Articles provide that all consideration received by the Series for the issue or sale of shares of a particular Fund, all assets in which such consideration is invested and all income and proceeds from such assets shall belong to that Fund only, subject only to the rights of creditors. Dividends on shares of a particular Fund may be paid only from the assets belonging to the Fund.

   The income of the Oregon Fund will consist primarily of interest on obligations of the State of Oregon and its municipalities and public authorities, which is excluded from gross income for Federal income tax purposes by Section 103(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The income of the Oregon Fund may also include certain other interest which is excluded from gross income for Federal income tax purposes, such as interest on certain bonds issued by the Government of Puerto Rico (excluded pursuant to 48 USC Section 745), the Government of Guam (excluded pursuant to 48 USC Section 1423a) or the Government of the Virgin Islands (excluded pursuant to 48 USC Section 1574).

   In connection with this opinion, we have assumed with your consent that the Oregon Fund is a regulated investment company taxable under Subchapter M of the Code and that dividends paid by the Oregon Fund will constitute in whole or in part "exempt interest dividends" within the meaning of Section 852(b)(5) of the Code.

   For purposes of State of Oregon personal income tax, taxable income is defined at ORS 316.022(6) as taxable income for federal income tax purposes with certain statutory

Portland, Oregon .   Bend, Oregon .   Salem, Oregon .   Seattle, Washington .   Vancouver, Washington .   Washington D.C.
  503.222.9981       541.330.0904     503.399.7712         206.622.1711             360.694.7551           202.628.6870

Seligman Municipal Fund Series, Inc.
January 4, 2006
Page 2

modifications. One modification is that interest or dividends on obligations or securities of any state other than Oregon, or of any political subdivision or authority of a state other than Oregon, generally must be added to federal adjusted gross income. ORS 316.680(2)(a). Another modification is that interest or dividends on obligations of any authority, commission, instrumentality or territorial possession of the United States which by the laws of the United States is exempt from federal income tax but not from state income taxes also generally must be added to federal adjusted gross income. ORS 316.680(2)(b).

   On the basis of the foregoing, and our consideration of such matters as we have considered necessary, we advise you that, in our opinion, under present law for State of Oregon personal income tax purposes, owners of the Oregon Fund will be entitled to exclude from State of Oregon adjusted gross income dividends paid by the Oregon Fund which:

    1. qualify as "exempt-interest dividends" under section 852(b)(5) of the Code; and

    2. are derived from:

       a) interest or dividends on obligations or securities of the State of Oregon or of a political subdivision or authority of the State of Oregon; or

       b) interest or dividends on obligations of any authority, commission, instrumentality or territoriality of the United States which, by the laws of the United States, are exempt from state income taxes.

   In our opinion, under present law, shares of the Oregon Fund will not be subject to Oregon personal property tax.

   We express no opinion as to taxation under the Oregon Corporate Excise Tax or the Oregon Corporate Income Tax of dividends paid by the Oregon Fund.

   We hereby consent to the filing of this opinion as an exhibit to your Post-Effective Amendment No. 43 to the Registration Statement under the Securities Act of 1933, as amended, of Seligman Municipal Fund Series, Inc., and to the reference to us under the heading "Oregon Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           /s/ SCHWABE, WILLIAMSON & WYATT, P.C.
                                           SCHWABE, WILLIAMSON & WYATT, P.C.

RDL:flw

                            [GRAPHIC APPEARS HERE]

[GRAPHIC SCHWABE, WILLIAMSON & WYATT, P.C.
APPEARS  ATTORNEYS AT LAW
HERE]    PACWEST CENTER, SUITES1600-1900 . 1211 SOUTHWEST FIFTH AVENUE . PORTLAND, OREGON 97204-3795
         TELEPHONE: 503.222.9981 . FAX: 503.796.2900 . www.schwabe.com

                                January 4, 2006

Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, NY 10017

    Re: Post-Effective Amendment No. 43
        Municipal Funds Series, Inc.
        Our File No. 042878-042525

Ladies and Gentlemen:

   With respect to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, of Seligman Municipal Funds Series, Inc., we have reviewed the material relative to Oregon taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

   We consent to the filing of this exhibit as an exhibit to the Registration Statement and to the reference to us under the heading "Oregon Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           /S/ SCHWABE, WILLIAMSON & WYATT, P.C.
                                           SCHWABE, WILLIAMSON & WYATT, P.C.

RDL:flw

Portland, Oregon .   Bend, Oregon .   Salem, Oregon .   Seattle, Washington .   Vancouver, Washington .   Washington D.C.
  503.222.9981       541.330.0904     503.399.7712         206.622.1711             360.694.7551           202.628.6870